EXHIBIT 10.9
Farmers Energy Incorporated
(a wholly owned subsidiary of REX Stores Corporation)
2875 Needmore Road
Dayton, OH 45414
May 26, 2006
One Earth Energy, LLC
1306 West 8th Street
Gibson City, IL 60936-0546
Attention: Steve Kelly, President
Dear Steve:
     Farmers Energy Incorporated, a Delaware corporation (“FEI”), a wholly owned subsidiary of REX Stores Corporation, a Delaware corporation (NYSE: RSC), hereby offers to purchase 4,980 Class B Limited Liability Company Membership Units (“Units”) in One Earth Energy, LLC, an Illinois limited liability company (“OEE”), pursuant to the conditions set forth in this letter agreement, for a total purchase price of $24,900,000 (the “Purchase Price”) at a price of $5,000 per Unit. OEE has indicated that it will offer a minimum of 11,000 Units and a maximum of 17,000 Units for sale to investors at $5,000 per Unit. FEI’s Units shall constitute no less than a 27.89% (4,980/17,855 Units) equity interest in OEE on a fully diluted basis if the maximum amount of Units are sold, or no less than a 42.00% (4,980/11,855 Units) equity interest if the minimum Units are sold (in each case, including all outstanding Class A Units, currently 855).
     FEI shall purchase such Units on or after the date, provided that such date takes place prior to June 30, 2007, upon which: (i) OEE has at least $30,100,000 of cash proceeds (including amounts in escrow but not counting FEI’s subscription), resulting from the sale of Units to parties other than FEI; (ii) OEE has entered into a committed credit facility (the “Credit Facility”) pursuant to which the lender has made a binding commitment, subject only to customary and reasonable conditions for disbursement, to provide debt financing in an amount which, along with the net proceeds from the sale of Units, will be sufficient to complete construction of OEE’s proposed ethanol facility in Gibson City, Illinois, as well as provide necessary working capital (based on the Business Plan, currently estimated to range from a minimum of $68,955,000 to a maximum of $98,955,000, depending on the level of equity raised from the sale of Units); (iii) OEE is in compliance with all covenants and is in good standing under the Credit Facility; and (iv) all of the other conditions specified below have been satisfied.
     Immediately on execution of this letter agreement, FEI agrees to secure its obligation to purchase such Units by providing OEE with a corporate guaranty from FEI’s parent company, REX Stores Corporation, for $24,900,000.
     Consummation of the transaction contemplated herein will be contingent upon (unless waived by FEI in its sole discretion prior to the date an “Approval Notice” is due from FEI pursuant to the first unnumbered paragraph following numbered paragraph 6 below):

1.	FEI obtaining the approval of this Transaction by the Board of Directors of FEI, prior to the date an “Approval Notice” is due from FEI pursuant to the first unnumbered paragraph following numbered paragraph 6 below.

2.	There having been no material adverse change in the prospects of OEE as of the date that an “Approval Notice” is due from FEI pursuant to the first unnumbered paragraph following numbered paragraph 6 below.

3.	The Operating Agreement for OEE having been amended by OEE prior to or as of the date an “Approval Notice” is due from FEI pursuant to the first unnumbered paragraph following numbered paragraph 6 below, to provide FEI with:
o	a right of first offer to participate in any future ethanol and/or biodiesel investments entered into by OEE;

o	tag-along rights, i.e., the right to participate prorata in any sale of Units (whether made in one transaction or a series of related transactions): (i) by a majority in interest of the unitholders of OEE; or (ii) which results in a majority of the Units being owned by one unitholder or an affiliated group;

o	customary registration rights; and

o	preemptive rights with regard to all future offerings of Units in OEE, so as to provide FEI with the ability to avoid being diluted (if, FEI choses not to participate in such future offerings, OEE may offer such Units to other investors).
4.	OEE having effectuated no change in the Operating Agreement other than the amendment described in numbered paragraph 3 above.

5.	FEI’s receipt, prior to the date an “Approval Notice” is due from FEI pursuant to the first unnumbered paragraph following numbered paragraph 6 below, of a copy of the resolution duly adopted by OEE’s Board of Directors authorizing the execution, delivery and performance by OEE of this letter agreement.

6.	OEE’s compliance with Federal and State securities laws so as to be able to sell the Units, including the Units to FEI pursuant to the terms hereof.
     In the event that OEE proposes to file a Registration Statement for the sale of Units under the Securities Act of 1933, it shall notify FEI of such intent, in writing, no less than five (5) business days prior to the filing of such Registration Statement, and in which event FEI shall notify OEE (such notice by FEI is referred to herein as the “Approval Notice”) within three (3) business days of receiving such notice from OEE that either (a) the conditions specified in (1), (2) and (3) above have been satisfied or (b) that any of such conditions have not been satisfied and that as a result thereof, FEI is terminating its obligations hereunder.
     OEE will use commercially reasonable efforts to satisfy the above conditions.
     OEE agrees that after the date hereof and so long as this letter agreement remains in force and effect, it shall not enter into or conduct discussions with other prospective purchasers of equity in OEE that would preclude OEE from performing its obligations under this letter agreement.
     This offer has been voluntarily tendered by FEI and has not been solicited by OEE. If OEE desires to accept this offer, kindly acknowledge the same by executing an original of this letter agreement and returning it to me at the above address.

Very truly yours,

FARMERS ENERGY INCORPORATED

By:	/s/Zafar Rizvi Zafar Rizvi, President
Dated: May 26, 2006

Accepted and agreed to by:

ONE EARTH ENERGY, LLC

By: Its:	/s/Steven Kelly President

Dated:	May 26, 2006

GUARANTY
     Farmers Energy Incorporated (“FEI”), a wholly owned subsidiary of Rex Stores Corporation (the “Guarantor”), a Delaware corporation, agreed to purchase Class B Limited Liability Company Membership Units in One Earth Energy, LLC (the “Company”) for a total purchase price of $24,900,000 (the “Obligation”) pursuant to certain terms and conditions set forth in the letter agreement between FEI and the Company dated May 26, 2006 (the “Agreement”). The Guarantor hereby guarantees, irrevocably and unconditionally, the due and punctual payment of the Obligation, when and as the same shall become due and payable in accordance with the Agreement; in case of the failure to pay the Obligation upon the due date thereof, Guarantor shall forthwith cause such payment to be made promptly when and as the same shall become due and payable and as if such payment were made in accordance with the Agreement.
     This Guaranty shall expire upon the earlier of: (i) June 30, 2007; (ii) the closing of transactions contemplated by the Agreement; or (iii) the termination of the Agreement.
     The Guarantor hereby agrees that its obligations under this Guaranty shall not be discharged except by payment in full of all amounts payable under this Guaranty.
     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligation is rescinded or must otherwise be restored by the Company upon the bankruptcy or reorganization of FEI or any other guarantor of the Obligation or otherwise.
     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered effective as of May 26, 2006.

REX STORES CORPORATION, a Delaware corporation
/s/ Zafar Rizvi
Zafar Rizvi, Vice-President